File No. 70-8411


               SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC  20549


                 POST-EFFECTIVE AMENDMENT NO. 10

                               TO

                   APPLICATION OR DECLARATION

                               ON

                            FORM U-1

                              UNDER

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

               ALLEGHENY POWER SERVICE CORPORATION
                      800 CABIN HILL DRIVE
                      GREENSBURG, PA  15601

                  ALLEGHENY POWER SYSTEM, INC.
                       12 EAST 49TH STREET
                       NEW YORK, NY  10017

                        AYP CAPITAL, INC.
                       12 EAST 49TH STREET
                       NEW YORK, NY  10017


(Name of company or companies filing this statement and addresses of principal executive offices)


                  Allegheny Power System, Inc.


(Name of top registered holding company parent of each applicant or declarant)

                    Thomas K. Henderson, Esq.
                    Allegheny Power Service Corporation
                    Tower Forty-Nine
                    12 East 49th Street
                    New York, NY  10017


             (Name and address of agent for service)
     1.   Applicants hereby amend Item 1. Description of Proposed
Transaction by adding the following to the end thereof:
          By order dated October 27, 1995 (HCAR 26401), the Commission authorized AYP Capital, Inc. ("AYP Capital") or a special purpose subsidiary of AYP Capital ("NEWCOs") to engage in the following activities: (i) to provide energy management services and demand side management services to nonassociates at market prices and to associate companies at cost; (ii) to engage in activities related to the development, acquisition, ownership, construction and operation of foreign utility companies ("FUCOs") and to invest in FUCOs through various types of investment vehicles; (iii) to acquire the securities of NEWCOs that own FUCOs or exempt wholesale generators ("Project NEWCOs"); (iv) to factor the accounts receivable of associate companies and of nonassociate companies whose primary revenues are derived from the sale of electric power; and (v) as agent for the APS system companies, to manage the real estate portfolio of Allegheny Power System, Inc. ("APS") and its associate companies. In the October 27, 1995 order, APS was authorized to invest in AYP Capital through loans or guarantees, and AYP Capital was authorized to invest in NEWCOs and in Project NEWCOs through loans or guarantees, up to an aggregate of $100 million through December 31, 1999 for approved activities. In addition, subject to the $100 million investment authority, AYP Capital, the NEWCOs and the Project NEWCOs were authorized to obtain loans from banks or issue recourse obligations guaranteed by AYP Capital or APS. Project NEWCOs were also authorized to issue partnership interests or trust certificates through December 31, 1999, to third parties to finance EWGs and FUCOs in an amount not to exceed $200 million.
          APS and AYP Capital now seek to raise the aggregate financing limit on loans and guarantees from $100 million to $300 million for all approved activities in File No. 70-8411. Three hundred million dollars represents 31% of the system's consolidated retained earnings as of September 30, 1995. AYP Capital recently agreed to purchase the 50% undivided interest of Duquesne Light Company in Fort Martin Generating Station Unit No. 1. The purchase price of the Unit is $181 million. Financing of this purchase may involve loans or guarantees of the sort previously approved by this Commission in its October 27, 1995 Order. APS and AYP Capital desire flexibility in structuring the financing of this acquisition, and consequently now seek to raise the previously imposed cap on loans and guarantees by $200 million. If the financing for the acquisition does not utilize all of the additional financing authority, Applicants may use it for the activities relative to EMS and DSM services, accounts receivable, real estate, FUCOs and EWGs, or any of the other previously approved activities.
          Currently, the Fort Martin Generating Station is operated by Monongahela Power Company ("Monongahela"), an associate company of AYP Capital and a wholly-owned public utility subsidiary of APS. Monongahela operates the Fort Martin station for the benefit of its owners pursuant to an Operating Agreement dated April 30, 1965. Certain common facilities are operated under a Common Facilities Operating Agreement dated November 14, 1968, which merely extended the terms of the original Operating Agreement to cover the common facilities. The Operating Agreement has been approved by all state commissions having jurisdiction over the parties, as well as by the FERC.
          Under the Operating Agreement, Fort Martin Unit No. 1 is operated and maintained by an operating company chosen by an operating committee made up of the three owners of Unit No. 1: Duquesne Light Company, Monongahela, and The Potomac Edison Company. Monongahela is currently the operating company. The Operating Agreement details the allocation of costs for the operation and maintenance of Unit No. 1. The Operating Agreement may be assigned, and Duquesne Light Company intends to assign it to AYP Capital upon financial closing. Once ownership of Duquesne Light Company's interest in Fort Martin Unit No. 1 is transferred, Monongahela will perform services for the benefit of AYP Capital. These services will be performed, and reimbursed, in accordance with the terms of the previously approved Operating Agreement. The public utility commissions in the states which have affiliated interest statutes will be asked to approve the transfer of Duquesne Light Company's interest under the Operating Agreement to AYP Capital. AYP Capital requests approval to step into the shoes of Duquesne Light Company under the Operating Agreement and to continue to use Monongahela to operate and maintain Fort Martin Unit No. 1 in accordance with the terms of the previously approved Operating Agreement.

     2. Applicants hereby amend Item 4. Regulatory Approval by adding the following to the end thereof:
          Applications will be filed with the Pennsylvania Public Utility Commission, the State Corporation Commission of Virginia and the Public Service Commission of West Virginia for approval under their respective state affiliated interest statutes for AYP Capital to succeed to Duquesne Light Company's interest under the Operating Agreement. No other state or federal commission (other than the Securities and Exchange Commission) has jurisdiction over the assignment of the Operating Agreement.

     3. Applicants hereby amend Item 6. Exhibits and Financial Statements by adding the following thereto:

          (a)  Exhibits

                    B-1 Fort Martin Construction and Operating Agreement dated April 30, 1965 (to be filed by amendment).

                    B-2  Fort Martin Common Facilities Operating
                         Agreement dated November 14, 1968 (to be filed by amendment).

                    D-1 Application to the Pennsylvania Public Utility Commission (to be filed by amendment).

                    D-2 Application to the Virginia State Corporation Commission (to be filed by amendment).

                    D-3 Application to the West Virginia Public Service Commission (to be filed by amendment).

                    D-4  Order of the Pennsylvania Public Utility
                         Commission (to be filed by amendment).

                    D-5  Order of the Virginia State Corporation
                         Commission (to be filed by amendment).

                    D-6 Order of the West Virginia Public Service Commission (to be filed by amendment).


                            SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ALLEGHENY POWER SYSTEM, INC.

                                   By:
                                        Thomas K. Henderson
                                            Counsel

                                   AYP CAPITAL, INC.

                                   By:
                                        Thomas K. Henderson
                                             Counsel

                                   ALLEGHENY POWER SERVICE CORPORATION

                                   By:
                                        Thomas K. Henderson
                                             Counsel

Dated:  December 29, 1995